                                                                      Exhibit 99

                           TRW Inc. and Subsidiaries
                       Computation of Ratio of Earnings
                         to Fixed Charges - Unaudited

                        (In millions except ratio data)

                                 Nine Months Ended                                 Years Ended December 31
                                                        --------------------------------------------------------------------------
                                September 30, 2000           1999             1998           1997             1996          1995
                               --------------------     -------------    ------------    -------------     -----------  ----------
Earnings from continuing
  operations before income
  taxes                            $  706.3(A)           $  787.3(B)        $746.1         $239.7(C)        $302.2(D)     $625.5

Unconsolidated affiliates              (0.7)                (37.1)             1.0           (8.0)             1.4           1.3

Minority earnings                      11.9                  22.8             10.5           20.2             11.5          10.8

Fixed charges excluding
  capitalized interest                449.9                 552.1            174.3          123.9            129.0         137.2
                                   --------              --------           ------         ------           ------        ------
Earnings                           $1,167.4              $1,325.1           $931.9         $375.8           $444.1        $774.8
                                   --------              --------           ------         ------           ------        ------

Fixed Charges:
Interest expense                   $  392.7              $  476.7           $114.4         $ 75.4           $ 84.2        $ 94.7

Capitalized interest                    3.5                   4.7              4.7            4.5              3.5           5.1

Portion of rents representa-
  tive of interest factor              57.2                  75.3             59.9           48.5             43.2          41.4

Interest expense of uncon-
  solidated affiliates                  0.0                   0.0              0.0            0.0              1.6           1.1
                                   --------              --------           ------         ------           ------        ------

Total fixed charges                $  453.4              $  556.7           $179.0         $128.4           $132.5        $142.3
                                   --------              --------           ------         ------           ------        ------

Ratio of earnings to fixed
  charges                               2.6x                  2.4x             5.2x           2.9x             3.4x          5.4x
                                   --------              --------           ------         ------           ------        ------

(A) Earnings from continuing operations before income taxes for the nine months ended September 30, 2000 of $706.3 million, includes an $11.7 million earnings charge, $6.2 million after the effect of minority interest, for purchased in-process research and development. See "Acquisitions" footnote in the Notes to Financial Statements.

(B) The 1999 earnings from continuing operations before income taxes of $787.3 million, includes an $85.3 million earnings charge for purchased in-process research and development. See "Acquisitions" note in the Notes to Financial Statements.

(C) The 1997 earnings from continuing operations before income taxes of $239.7 million includes a $548 million earnings charge for purchased in-process research and development. See "Acquisitions" note in the Notes to Financial Statements of the Company's 1997 Annual Report to Shareholders.

(D) The 1996 earnings from continuing operations before income taxes of $302.2 million includes a charge of $384.8 million as a result of actions taken in the automotive and space and defense businesses. See "Special Charges and Divestiture" note in the Notes to Financial Statements of the Company's 1996 Annual Report to Shareholders.